Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Facebook, Inc. for the registration of its Class A Common Stock, Preferred Stock, Debt Securities and Warrants and the incorporation by reference therein of our reports dated January 31, 2014, with respect to the consolidated financial statements of Facebook, Inc. and the effectiveness of internal control over financial reporting of Facebook, Inc. included in its Annual Report (Form 10-K) for the year-ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
October 29, 2014